Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, NW
                                  Second Floor
                              Washington, DC 20036



                               February 22, 2002




USAA Mutual Fund, Inc.
9800 Fredericksburg Road
San Antonio, TX  78288


Ladies and Gentlemen:

     You have requested our opinion, as counsel to USAA Income Fund ("Acquiring Fund"), a series of USAA Mutual Fund, Inc. ("USAA Mutual Fund"), a Maryland corporation, as to certain matters regarding the issuance of shares of common stock of Acquiring Fund ("Shares") by USAA Mutual Fund in connection with the reorganization of USAA Income Strategy Fund ("Acquired Fund"), a series of USAA Investment Trust ("Investment Trust"), a Massachusetts business trust, into Acquiring Fund, as provided for in the Agreement and Plan of Reorganization between USAA Mutual Fund, acting on behalf of Acquiring Fund, and Investment Trust, acting on behalf of Acquired Fund ("Plan"). The Plan provides for Acquired Fund to transfer all of its assets to Acquiring Fund in exchange solely for the issuance of Shares and Acquiring Fund's assumption of the liabilities of Acquired Fund. In connection with the Plan, USAA Mutual Fund is about to file a registration statement on Form N-14 ("Registration Statement") for the purpose of registering under the Securities Act of 1933, as amended ("1933 Act"), the Shares to be issued pursuant to the Plan.

     As such counsel, we have examined certified or other copies, believed by us to be genuine, of USAA Mutual Fund's Articles of Incorporation, dated October 10, 1980, as amended, and By-laws, dated September 17, 2001, the Plan, and such other documents relating to its organization and operation and the issuance of the Shares as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares of common stock by corporations and to the 1933 Act, the Investment Company Act of 1940, as amended ("1940 Act"), and the rules and regulations of the United States Securities and Exchange Commission ("SEC") thereunder.

USAA Mutual Fund, Inc.
February 22, 2002
Page 2

     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by USAA Mutual Fund; and that, when issued and sold in accordance with the terms contemplated by USAA Mutual Fund's Registration Statement, including receipt by USAA Mutual Fund of full payment for the Shares in the manner contemplated by the Plan, and compliance with the 1933 Act, the 1940 Act, and applicable state laws regulating the distribution of securities, the Shares will have been legally issued, fully paid, and non-assessable.

     We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.


                                       Very truly yours,


                                       /s/ Kirkpatrick & Lockhart LLP
                                       KIRKPATRICK & LOCKHART LLP